Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of the Columbia Acorn Trust of our report dated February 21, 2020, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the year ended December 31, 2019. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 15, 2020

Appendix A

Fund Name

Columbia Acorn Select

Columbia Acorn Emerging Markets Fund

Columbia Acorn Fund

Columbia Acorn International